Exhibit 10.7

Certain information as identified with “[XXX]” has been excluded from this exhibit because it is both not material and would likely cause a clearly unwarranted invasion of personal privacy to the registrant if publicly disclosed.

Cooperation Agreement

Party A: Li Haijin (ID No.: XXX)

Party B: Jiangxi Kenongwo Technology Co., Ltd.

Party C: Zhang Weizhong (ID No.: XXX)

Whereas, Party B and Party C recognized the importance of the market of Fujian Province, especially the market opportunity brought by the development of the passion fruit industry in Fujian, and decided to participate in the investment and construction of the "Tao Xiangtian" Passion Fruit Standard Demonstration Base - an Alibaba agricultural demonstration project in Peixie Village, Xiaochi Town, Longyan, Fujian. Now, therefore, Party A, Party B and Party C conclude this Cooperation Agreement through a friendly negotiation to establish a cooperation company and expand the market of Fujian passion fruit based on the principles of free willing, fairness and good faith, in accordance with the Contract Law of the People's Republic of China and the relevant provisions.

Article 1. Cooperation Project

1. Party A, Party B and Party C will establish a cooperation company in Longyan, and jointly elect Mr. Zheng Qingchuan (ID No.: XXX) as the legal representative of the cooperation company. The name of the cooperation company shall be subject to the company registration approved by the Administration for Industry and Commerce.

2. Party A, Party B and Party C will cooperate to construct the "Tao Xiangtian" Passion Fruit Standard Demonstration Base - an Alibaba agricultural demonstration project in Peixie Village, Xiaochi Town, Longyan, Fujian, which is located in Peixie Village, Xiaochi Town, Longyan, Fujian, with an area of approximately 80,000 square meters (please refer to the annexes for detailed geographical location and scope).

Article 2. Cooperation

1. Party A shall provide the existing facilities of the above-mentioned demonstration base, such as shed frames, water, electricity, irrigation facility, portable houses, billboards, site leveling and upfront project expenditures, equivalent to RMB 1,200,000 (in words: RMB one million, two hundred thousand only). Party B and Party C shall jointly make a capital contribution of RMB 540,000 (in words: RMB five hundred and forty thousand only) in cash. The shareholding ratio of Party A, Party B and Party C in the cooperation company is 55%, 25% and 20%, respectively.

2. The cooperation company is the executive distributor in the passion fruit market of Fujian. Party B shall provide the cooperation company with the best sales policy.

3. The investments and expenditures to be incurred in the course of production and operation, shall be undertaken by Party A, Party B and Party C according to their shareholding ratio or financed from third parties, in such case, the shareholding ratio of Party A, Party B and Party C will be diluted accordingly.

Article 3. Payment

1. Party B and Party C shall pay RMB 200,000 (in words: RMB two hundred thousand only) to Party A within 3 working days after signing this Agreement by the three parties. Party B and Party C shall pay off the remaining RMB 340,000 (in words: RMB three hundred and forty thousand only) to Party A after the cooperation company is incorporated.

The capital contribution shall be paid to the following bank account designated and recognized by the three parties:

Bank: Agricultural Bank of China Co., Ltd. Longyan Longjin Sub-branch

Account name: XXX

Account No.: XXX

Note: Once the bank account of the cooperation company is opened, the funds of the cooperation company under this Agreement shall be deposited under and managed by such bank account.

Article 4. Distribution of Profits

1. The cooperation company shall be operated by the three parties jointly, and the risks and profits of the cooperation company shall be borne and shared by three parties jointly.

2. The distribution of each year's profit shall be subject to the agreement between the three parties.

Article 5. Organization and Management of the Cooperation Company

1. If any officer or employer is employed to manage the internal affairs of the cooperation company, the salary, welfare, bylaws, dismissal and other significant matters that may affect the operation of the cooperation company shall be determined by the three parties jointly through negotiation.

2. An independent financial system and a special bank account shall be established for the cooperation company, the relevant financial system shall be implemented after being formulated by the three parties through negotiation.

Article 6. The specific business model and the production and management bylaws shall be formulated jointly by the three parties, and shall be observed by them strictly and roundly.

Article 7. The general meeting shall be convened every 60 days by the three parties to communicate the operation of the cooperation company, including production and financial information. The programs and agreements to be concluded by the unanimous consent of the three parties shall be binding upon all of them; in special cases, an extraordinary general meeting may be convened with the consent of the three parties.

Article 8. Party A, Party B and Party C shall not engage in activities that may impair the operation of the cooperation company. The following matters in respect of the operation of the cooperation company must be agreed upon by all cooperators of the cooperation company:

1. determination of the scale of operation, or changes of the business plan;

2. conclusion of contracts with third parties;

3. transfer or lease of the cooperation company's assets;

4. investments and expenditures of the cooperation company of more than RMB 10,000 (in words: RMB ten thousand only);

5. disposition of other property rights, or provision of guarantees for other persons by using the cooperation company's assets;

6. changes in the method of profit distribution and loss sharing, increase or decrease of capital contribution;

If any cooperator engages in any of the above-mentioned acts without the consent of the other two cooperators and causes any economic loss to the other two cooperators, it shall be responsible for compensation.

Article 9. If any cooperator intends to transfer its shares in the cooperation company, it shall obtain the consent of the other two cooperators who have the preemptive right at the time of any share transfer. If the shares are transferred to a third party, the third party shall be treated as a cooperator.

Article 10. It shall be agreed by all the cooperators and a written cooperation agreement shall be signed according to law when a new cooperator joins the cooperation company.

Article 11. The new cooperator shall have the same rights and undertake the same liabilities as the former cooperator, and shall be jointly and severally liable for the debts of the cooperation company prior to its accession.

Article 12. If any cooperator intends to withdraw from the cooperation company, it shall inform the other cooperators one month in advance, and may withdraw from the cooperation company only after being agreed by all the cooperators.

A cooperator may be expelled from the cooperation company by the unanimous consent of the other cooperators if it has one of the following circumstances:

1. causes losses to the cooperation company due to its intentional or gross negligence;

2. has improper conducts in the management of the cooperation company's affairs;

3. occurs individual insolvency;

4. experiences enforcement of its share in the cooperation company's assets by the People's Court;

5. other circumstances stipulated by laws and regulations;

Upon the withdrawal of any cooperator, its capital contribution shall be settled according the financial position of the cooperation company for the time being, and shall be settled in cash, regardless of the mode of its capital contribution; a compensation shall be made for losses caused to the other cooperators by withdrawing from the cooperation company without the consent of the other cooperators.

Article 13. No cooperator shall terminate the cooperation company's operation arbitrarily.

Article 14. Upon the termination of the cooperation company's operation, a liquidation shall be carried out by the liquidators, who shall be all the cooperators.

Article 15. Any dispute arising from the performance of this Agreement shall be settled by the cooperators through negotiation or mediation. If they are unwilling to settle such dispute through negotiation or mediation, or the negotiation or mediation fails, a lawsuit may be brought in the People's Court of the place where Party B is located.

Article 16. Party A shall, within five working days after Party B and Party C pay off their capital contribution, in the absence of any force majeure event, start the project, otherwise it shall be liable for the economic losses caused due to its failure to start the project.

Article 17. Supplementary Agreements and Annexes

For matters not covered by this Agreement, they shall be subject to the relevant laws and regulation, and if there are no such laws and regulations, Party A, Party B and Party C may conclude a supplementary agreement. The annexes and supplementary agreements to this Agreement are an integral part of this Agreement and shall have the same legal effect as this Agreement.

Article 18. Effectiveness

1. This Agreement shall enter into force after the signature or seal by the duly authorized representatives of the three parties.

2. This Agreement is in triplicate and each party holds one copy, which shall have the same legal effect.

Party A:	/s/ Li Haijin

Party B:	/s/ Jiangxi Kenongwo Technology Co., Ltd. (Seal)

Party C:	/s/ Zhang Weizhong

April 27, 2019